Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Innovative Industrial Properties, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 23, 2017, relating to the consolidated financial statements of Innovative Industrial Properties, Inc. appearing in the Company’s Annual Report on Form 10-K for the period from June 15, 2016 (date of incorporation) through December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California
October 11, 2017